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Exhibit 3(i).3

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK
OF
INTRAWARE, INC.

    Intraware, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Amended and Restated Certificate of Incorporation of the Company (the "Certificate Of Incorporation"), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 360,000 shares of Series B-1 Convertible Preferred Stock of the Company, as follows:

      RESOLVED, that the Company is authorized to issue three hundred sixty thousand (360,000) shares of Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Shares"), par value $0.0001 per share, which shall have the powers, designations, preferences and other special rights set forth below.

    (1) Voting Rights.

        (a)  Series B-1 Preferred Stock.   Except as otherwise provided herein or the Certificate of Incorporation or required by law, the holders of the Series B-1 Preferred Shares and the holders of the Company's common stock, par value $0.0001 per share (the "Common Stock") shall vote together as a single class with each Preferred Share having the number of votes equal to the largest whole number of shares of Common Stock into which such Preferred Share could be converted, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

        (b)  Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the holders of the Series B-1 Preferred Shares and the holders of Common Stock shall vote together and not as separate classes.

        (c)  Authorized Director.  Subject to subsection (d) of this Section 1 the holders of the Series B-1 Preferred Shares, as a class, shall be entitled to elect one (1) director (the "Series B-1 Director"), which director shall be entitled to be a member of each committee, current and future, of the Board of Directors of the Company. The Series B-1 Director shall have the same voting powers as the other members of the Board of Directors. The holders of the Series B-1 Preferred Shares shall elect the Series B-1 Director annually and the Series B-1 Director shall not be a Class I, Class II or Class III director.

        (d)  Vacancies.  In the case of any vacancy in the office of the director elected by the holders of the Series B-1 Preferred Shares, the holders of the Series B-1 Preferred Shares may, by affirmative vote of a majority, elect a successor to hold the office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Series B-1 Preferred Shares, or any director so elected as provided in the immediately preceding sentence, shall be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series B-1 Preferred Shares.

    (2) Stated Value. Subject to Section 6, each Preferred Share shall have a "Stated Value" equal to $10.

    (3) Conversion of Series B-1 Preferred Shares. Series B-1 Preferred Shares shall be convertible into shares of the Company's Common Stock, on the terms and conditions set forth in this Section 3.

        (a)  Conversion Right.  At any time or times on or after the first date of issuance of any Preferred Share (the "Original Issuance Date"), any holder of Series B-1 Preferred Shares shall be entitled to convert any whole or partial number of Series B-1 Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with this Section 3(a) and Sections 3(b) and 3(c). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing such fractional share, pay to the holder the fair value thereof in cash. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of Series B-1 Preferred Shares unless such taxes result from the issuance of Common Stock upon conversion to a person other than the holder of Series B-1 Preferred Shares.

        (b)  Conversion Price.  Subject to anti-dilution adjustment as provided in Section 3(d), the "Conversion Price" of each Preferred Share shall be equal to $1.00. Each Preferred Share will convert into that number of shares of Common Stock determined by dividing the Stated Value of the Preferred Share by the Conversion Price, as adjusted at the time of conversion.

        (c)  Mechanics of Conversion.  To convert Series B-1 Preferred Shares into shares of Common Stock on any date (a "Conversion Date"), the holder thereof shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., California time on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company, and (ii) surrender to a common carrier for delivery to the Company within 3 business days of such date the original certificates representing the Series B-1 Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates"). On or before the third Business Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (x) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (y) provided that the Company's transfer agent (the "Transfer Agent") is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Series B-1 Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to Section 3(c) (ii) is greater than the number of Series B-1 Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series B-1 Preferred Shares not converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B-1 Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

        (d)  Anti-Dilution Provisions.  The Conversion Price in effect at any time and the number and kind of securities issuable upon conversion of the Series B-1 Preferred Shares shall be subject to adjustment from time to time upon the happening of certain events as follows:

            (i)  Adjustment for Stock Splits and Combinations.  If the Company at any time or from time to time on or after the Original Issuance Date effects a subdivision of the outstanding Common

Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time on or after the Original Issuance Date combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (ii)  Adjustment for Certain Dividends and Distributions.  If the Company at any time or from time to time on or after the Original Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection (ii) as of the time of actual payment of such dividends or distributions.

            (iii)  Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time on or after the Original Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B-1 Preferred Shares shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Series B-1 Preferred Shares been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this subsection (d) with respect to the rights of the holders of the Series B-1 Preferred Shares.

            (iv)  Adjustment for Reclassification, Exchange and Substitution.  In the event that at any time or from time to time on or after the Original Issuance Date, the Common Stock issuable upon the conversion of the Series B-1 Preferred Shares is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this subsection (d)), then and in any such event each holder of Series B-1 Preferred Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such shares of Series B-1 Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

            (v)  Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time on or after the Original Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this subsection (d)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series B-1 Preferred Shares shall thereafter be entitled to receive upon conversion of the Series B-1 Preferred Shares the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this subsection (d) with respect to the rights of the holders of the Series B-1 Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this subsection (d) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B-1 Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

            (vi)  Sale of Shares Below Conversion Price After Full Rachet Period:

                A. Upon expiration of the Full Rachet Period, the following provisions of this subsection 3(d)(vi)(A) shall apply: if at any time or from time to time, during the twelve-month period immediately following the Original Issuance Date, the Company issues or sells, or is deemed by the express provisions of this subsection 3(d)(vi) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock and other than upon a subdivision or combination of shares of Common Stock, in either case as provided in subsection 3(d)(i) above, for an Effective Price (as hereinafter defined) less than the then existing Conversion Price, then and in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, as follows: if such issuance or deemed issuance occurs, the Conversion Price shall be reduced to a price determined by multiplying that Conversion Price by a fraction (1) the numerator of which shall be (a) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (b) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, plus (c) the number of shares of Common Stock into which all outstanding shares of Series A Preferred and Series B-1 Preferred Shares are convertible at the close of business on the date next preceding the date of such issue or sale, plus (d) the number of shares of Common Stock underlying all Other Securities (as hereinafter defined) at the close of business on the date next preceding the date of such issue or sale, plus (e) the number of shares of Common Stock issuable upon exercise of certain warrants issued by the Company to the original holders of the Series B-1 Preferred Shares concurrently with the issuance of the Series B-1 Preferred Shares (the "Warrants") and all warrants outstanding on the Original Issuance Date that are exercisable for shares of Common Stock and (2) the denominator of which shall be (a) the number of shares of Common Stock outstanding at the close of business on the date of such issue or sale after giving effect to such issue of Additional Shares of Common Stock, plus (b) the number of shares of Common Stock into which the outstanding shares of all Series A Preferred and the Series B-1 Preferred Shares are convertible at the close of business on the date next preceding the date of such issue or sale, plus (c) the number of shares of Common Stock underlying the Other Securities at the close of business on the date next preceding the date of such issue or sale, plus (d) the number of shares of Common Stock issuable upon exercise of the Warrants and exercise of all warrants outstanding on the Original Issuance Date that are exercisable for shares of Common Stock. Notwithstanding any other provision herein, the Conversion Price shall not be reduced under this paragraph (vi)(A) of this subsection (d) if the holders of a majority of the outstanding Series B-1 Preferred Shares consent to such non-reduction.

                B. For the purpose of making any adjustment required under subsections 3(d)(vi) and (viii), the consideration received by the Company for any issue or sale of securities shall (I) to the extent it consists of cash be computed at the amount of cash received by the Company, (II) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the board of directors of the Company (the "Board"), (III) if

Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options, and (IV) be computed after reduction for all expenses payable by the Company in connection with such issue or sale.

                C. For the purpose of the adjustment required under subsections 3(d)(vi) and (viii), if the Company issues or sells any rights, warrants or options for the purchase of, or stock or other securities convertible into or exchangeable for, Additional Shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price then in effect, then in each case the Company shall be deemed to have issued at the time of the issuance of such rights, warrants or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise, conversion or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights, warrants or options or Convertible Securities, plus, in the case of such rights, warrants or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights, warrants or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights, warrants, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights, warrants or options or the conversion or exchange of any such Convertible Securities. If any such rights or options or the conversion or exchange privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, warrants, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights, warrants, or options or rights of conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights, warrants, or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

                D. For the purpose of the adjustment required under subsections 3(d)(vi) and (viii), if the Company issues or sells, or is deemed by the express provisions of this subsection to have issued or sold, any rights or options for the purchase of Convertible Securities and if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the Conversion Price then in effect, then in each such case the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights, warrants or options, plus the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights, warrants or options, plus the minimum amount of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange of such

Convertible Securities. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights, warrants or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights, warrants or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion or exchange of such Convertible Securities. The provisions of paragraph (C) above for the readjustment of the Conversion Price upon the expiration of rights, warrants or options or the rights of conversion or exchange of Convertible Securities shall apply mutatis mutandis to the rights, warrants options and Convertible Securities referred to in this paragraph (D).

                E. "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company on or after the Original Issuance Date, whether or not subsequently reacquired or retired by the Company, other than (I) shares of Common Stock issued upon conversion of the Series A Preferred in accordance with the Certificate of Designations for the Series A Preferred (the "Series A Designation") and the conversion of the Series B-1 Preferred Shares in accordance herewith, (II) shares of Common Stock issuable upon exercise of the Warrants, (III) shares of Common Stock issuable upon exercise of warrants outstanding as of the Original Issuance Date (provided that the terms of such warrants are not modified after the Original Issuance Date to adjust the exercise price), (IV) shares of Common Stock issued to individuals who are or were employees or directors of or consultants and advisors to the Company or any Subsidiary pursuant to stock purchases or stock option plans or other arrangements approved by the compensation committee of the Board and not vetoed by the Series B-1 Director or pursuant to guidelines approved by the compensation committee of the Board and not vetoed by the Series B-1 Director (V) shares of Common Stock issued in connection with bona fide acquisitions, mergers, joint ventures and other similar transactions approved by the Board and (VI) shares of Common Stock issued pursuant to any event for which adjustment is made to the Conversion Price under Section 3(d) hereof or to the exercise price under the anti-dilution provisions of the Warrants. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this subsection (vi), into the aggregate consideration received, or deemed to have been received, by the Company for such issue under this subsection (vi), for such Additional Shares of Common Stock. "Other Securities" with respect to an issue or sale of Additional Shares of Common Stock shall mean (1) Convertible Securities (other than the Series B-1 Preferred Shares and shares of the Company's Series A Preferred Stock, par value $0.0001 per share (the "Series A Preferred") (provided that the terms of the Series A Preferred are not modified after the Original Issuance Date to adjust the conversion price thereof), and (2) the Warrants); "the number of shares of Common Stock underlying Other Securities" on a particular date shall mean the number of shares of Common Stock issuable upon the exercise, conversion or exchange, as the case may be, of such Other Securities at the close of business on such date.

                F. Any reduction in the conversion price of any Convertible Security, whether outstanding on the Original Issuance Date or thereafter, or the price of any option, warrant or right to purchase Common Stock or any Convertible Security (whether such option, warrant or right is outstanding on the Original Issuance Date or thereafter), to an Effective Price less than the then current Conversion Price, shall be deemed to be an issuance of such Convertible Security and all such options, warrants or rights at such Effective Price, and the provisions of Section 3(vi)(C), (D) and (E) shall apply thereto mutatis mutandis.

            (vii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this subsection 3(d)(vii) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

            (viii)  Sale of Shares Below Conversion Price During the Full Rachet Period.  For a period of 90 days after April 2, 2001 (the "Full Rachet Period"), if the Company issues or sells, or is deemed by the express provisions of subsections 3(d)(vi)(B) through (E) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock and other than upon a subdivision or combination of shares of Common Stock, in either case as provided in subsection 3(d)(i) above, for an Effective Price that is less than the then existing Conversion Price, then in each such case the then existing Conversion Price shall be reduced such that it is equal to the lowest Effective Price at which any Additional Shares of Common Stock are issued.

        (e)  No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B-1 Preferred Shares against impairment.

        (f)  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B-1 Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B-1 Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B-1 Preferred Shares.

        (g)  Status of Converted Stock.  In the event any Series B-1 Preferred Shares shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be reissued as Series B-1 Preferred Shares.

        (h)  Stock Purchase Rights.  If at any time or from time to time, the Company grants or issues to the record holders of the Common Stock any options, warrants or rights (collectively, "Stock Purchase Rights") entitling any holder of Common Stock to purchase Common Stock or any security convertible into or exchangeable for Common Stock or to purchase any other stock or securities of the Company, the holders of Series B-1 Preferred Shares shall be entitled to acquire, upon the terms applicable to such Stock Purchase Rights, the aggregate Stock Purchase Rights which such holders of Series B-1 Preferred Shares could have acquired if they had been the record holder of the maximum number of shares of Common Stock issuable upon conversion of their Series B-1 Preferred Shares on both (x) the record date for such grant or issuance of such Stock Purchase Rights, and (y) the date of the grant or issuance of such Stock Purchase Rights.

    (4) Assumption and Provision Upon Organic Change. Prior to the consummation of any Organic Change (as defined below), the Company shall make appropriate provision to ensure that each of the holders of the Series B-1 Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B-1 Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Series B-1 Preferred Shares into Common Stock immediately prior to such Organic Change.. The following shall constitute an "Organic Change": any recapitalization, reorganization, reclassification, consolidation or merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

    (5) Reservation of Authorized Shares. The Company shall, so long as any of the Series B-1 Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B-1 Preferred Shares, 100% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B-1 Preferred Shares then outstanding.

    (6) Liquidation, Dissolution, Winding-Up. In the event of any Liquidation (as defined below) of the Company, the holders of the Series B-1 Preferred Shares shall be entitled to receive out of the assets of the Company, legally available for distribution therefrom (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series B-1 Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the greater of (i) the Stated Value (as adjusted for any stock dividend, stock split, combination or other similar recapitalization affecting such shares in the manner provided in Section 3(d) for the adjustment of the Conversion Price) plus all dividends, if any, which have accrued or are payable under Section 8 hereof, but have not been paid in cash or added to the Stated Value, up to and including the date full payment is tendered to the holder of such Preferred Share with respect to such Liquidation (such sum, "Liquidation Choice 1") or (ii) the amount the holder of the Series B-1 Preferred Shares would have received upon such Liquidation, had such holder converted its Series B-1 Preferred Shares into Common Stock in accordance with Section 3 immediately prior to such Liquidation, plus all accrued but unpaid dividends, if any, regardless of whether or not such dividends were added to the Liquidation Preference as provided in clause (i) above, up to and including the date full payment is tendered to the holder of the Series B-1 Preferred Shares with respect to such Liquidation (such sum, "Liquidation Choice 2", and considered together with Liquidation Choice 1, the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay, issue or deliver the full amount due to the holders of Series B-1 Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series B-1 Preferred Shares as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Series B-1 Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series B-1 Preferred Shares and Pari Passu Shares. After the Liquidation Preference has been paid, the Series B-1 Preferred Shares shall receive no additional portion of the remaining Liquidation Funds. No holder of Series B-1 Preferred Shares shall be entitled to receive any amounts with respect thereto upon any Liquidation other than the amounts provided for herein; provided that a holder of Series B-1 Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder. If a Liquidation is a Cash-Out Liquidation, the form of consideration in which the Liquidation Preference is to be paid to the holders of the Series B-1 Preferred Shares as provided in this paragraph (6) shall be cash. If a Liquidation is a Like-Kind Liquidation, the form of consideration in which the Liquidation Preference is to be paid to the holders of the Series B-1 Preferred Shares as provided in this paragraph (6) shall be the form of consideration received by the Company or the other holders of the Company's capital stock, as the case may be. Upon full payment of any such applicable liquidation preference set forth above such shares of Preferred Stock shall be deemed redeemed.

        "Liquidation" means either a Cash-Out Liquidation or a Like-Kind Liquidation.

        "Cash-Out Liquidation" means (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (ii) a change in the voting control of the Company such that any one person, entity or "group" (as contemplated by Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) acquires from the Company in a cash transaction the right to cast greater than

50% of votes eligible to be cast by all holders of capital stock of the Company in the election of directors of the Company. Notwithstanding any other provision herein, the events described in item (ii) shall not be deemed a Cash-Out Liquidation if the holders of a majority of the Series B-1 Preferred Stock consent, vote or otherwise agree that such event is not a Cash-Out Liquidation.

        "Like-Kind Liquidation" shall include the merger or consolidation of the Company with or into another entity and the sale of all or substantially all of the assets of the Company.

    (7) Preferred Rank. All shares of Common Stock shall be of junior rank to all Series B-1 Preferred Shares in all respects as to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series B-1 Preferred Shares. The Series B-1 Preferred Shares shall rank pari passu with the Company's Series A Preferred. The Company shall not create or authorize any other class or series of capital stock ranking senior in any respect to the Series B-1 Preferred Shares, or issue any indebtedness convertible into, or exchangeable or redeemable for, any equity security, or issue any indebtedness issued together with any right, option or warrant to purchase any equity security.

    (8) Dividends; Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Series B-1 Preferred Shares shall, as holders of Series B-1 Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Series B-1 Preferred Shares had converted the Series B-1 Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. So long as any Series B-1 Preferred Shares shall be outstanding, no dividends, whether in cash, securities or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock or any other security junior to the Series B-1 Preferred Shares as to dividend rights, unless all dividends, if any, payable with respect to the Preferred shall have been paid or declared and duly provided for in cash or in kind.

    (9) Vote to Issue, or Change the Terms of, Series B-1 Preferred Shares. The affirmative vote of the holders of not less than a majority of the then outstanding Series B-1 Preferred Shares at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the then outstanding Series B-1 Preferred Shares shall be required for any amendment to this Certificate of Designations or the Series A Designation or the Company's Certificate of Incorporation or By-laws which would amend, alter, change, repeal or otherwise adversely affect any of the powers, designations, preferences and rights of the Series B-1 Preferred Shares. Notwithstanding any other provision herein, no power, (including voting power), preference or right set forth in this Certificate of Designation shall be effective in any circumstance or circumstances if the holders of a majority of the Series B-1 Preferred Shares consent at any time to the ineffectiveness of such power, preference or right under such circumstance or circumstances.

    (10) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series B-1 Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

    (11) Notices. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions set forth in the placement agency agreement pursuant to which the Series B-1 Preferred Shares were issued. The Company shall provide such holder of Series B-1 Preferred Shares with written notice at least ten days prior to the date on which the Company closes its books or takes record with respect to any pro rata subscription offer to holders of Common Stock.

    (12) Remedies for Breaches of Certain Registration Rights.

        (a) As partial relief for a Registration Statement Default, and for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Conversion Price as set forth herein shall be reduced by 5% for each aggregate thirty (30) day period (or pro rated amounts thereof for partial thirty (30) day periods) that (i) the Registration Statement is not (A) filed with the SEC on or before the Filing Deadline, or (B) declared effective by the SEC following the Effectiveness Deadline, and (ii) after the Registration Statement is declared effective by the SEC, such Registration Statement is not available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement. The capitalized terms used in this Section 12(a) but not defined herein shall have the meanings given such terms in the Registration Rights Agreement entered into in connection with the issuance of the Series B-1 Preferred Shares by the Company, Commonwealth Associates, L.P. and the other investors parties thereto (the "Registration Rights Agreement").

        (b) In the event of any Rule 144 Default by the Company, then, as partial relief for damages to any Holder by reason of any delay or inability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity), the Conversion Price relating to the Series B-1 Preferred Shares as set forth herein shall be reduced by 5% for each aggregate thirty (30) day period (or pro rated amounts thereof for partial thirty (30) day periods) that the Holder is delayed from selling, or unable to sell, Registrable Securities under Rule 144 due to (i) the Company's failure to promptly provide the requisite legal opinion as provided in Section 3.8 of the Registration Rights Agreement, or (ii) the Company's failure to comply with the filing and other requirements under Rule 144 necessary to make such Rule available to the Holders. The capitalized terms used in this Section 12(b) but not defined herein shall have the meanings given such terms in the Registration Rights Agreement.

    (13) Penalty for Failure to Obtain Required Approval. If, the Required Approval (as defined below) is not obtained by the Company within 6 months after the first date on which Series B-1 Preferred Shares are issued (the "Approval Deadline") then upon the delivery of written notice from the Commonwealth Associates, L.P. (or its successor) to the Company, the Company shall be required to repurchase the number of Series B-1 Preferred Shares set forth in such notice at a price per Preferred Share equal to the greater of (x) double the amount of the Conversion Price or (y) the difference between (A) the Conversion Price and (B) the average closing bid price on Nasdaq National Market for the Common Stock for the 10 trading days preceding the Approval Deadline. The "Required Approval" means either (i) approval of the conversion and exercise, respectively, of all Series B-1 Preferred Shares and Warrants by the holders of a majority of the issued and outstanding Common Stock, if such approval is required by NASD Marketplace Rule 4460(i)(1)(D)(ii) or (ii) obtaining an exception from Nasdaq under NASD Marketplace Rule 4460(i)(2) permitting the Company to issue the Series B-1 Preferred Shares and Warrants without obtaining the shareholder approval required under clause (i) of this sentence.

[SIGNATURE PAGE TO FOLLOW]

    IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by John J. Moss, its Vice President, General Counsel and Secretary, this 25th day of August 2001.

INTRAWARE, INC.
By:	/s/ JOHN J. MOSS
Name: John J. Moss Title: Vice President, General Counsel and Secretary

EXHIBIT I
INTRAWARE, INC.
CONVERSION NOTICE

    Reference is made to the Certificate of Designations, Preferences and Rights Series B-1 Convertible Preferred Stock of Intraware, Inc. (the "Certificate Of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the "Series B-1 Preferred Shares"), of Intraware, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Company, as of the date specified below.

    Date of Conversion:

    Number of Series B-1 Preferred Shares to be converted:

    Stock certificate no(s). of Series B-1 Preferred Shares to be converted:

    Please deliver the Common Stock into which the Series B-1 Preferred Shares are being converted to the following address:

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  Exhibit 3(i).3
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK OF INTRAWARE, INC.
EXHIBIT I INTRAWARE, INC. CONVERSION NOTICE